Exhibit 99.1

LifePoint Health Reports Fourth Quarter and Year-End 2015 Results

Achieves Record Revenue, Adjusted EBITDA and Adjusted Diluted EPS in 2015

Company Issues 2016 Guidance

BRENTWOOD, Tenn.--(BUSINESS WIRE)--February 12, 2016--LifePoint Health, Inc. (NASDAQ: LPNT) today announced results for the fourth quarter and year ended December 31, 2015.

For the fourth quarter ended December 31, 2015, consolidated revenues were $1,370.7 million, up 8.5% from $1,262.9 million for the same period last year. Adjusted EBITDA for the fourth quarter ended December 31, 2015, increased 5.9% to $184.2 million compared with $174.0 million for the same period last year. Adjusted EBITDA for the fourth quarter ended December 31, 2015, excludes a bargain purchase gain of $4.0 million, or $0.05 per diluted share, related to the final valuation of a recently acquired hospital. Adjusted EBITDA for the fourth quarter ended December 31, 2014, excludes impairment charges of $45.5 million, or $0.60 per diluted share, for the write down of property, equipment, allocated goodwill and certain other assets in connection with the sale of three hospitals in Alabama. Net income attributable to LifePoint Health, Inc. stockholders for the fourth quarter ended December 31, 2015, increased 136.9% to $53.0 million, or $1.16 per diluted share, compared with $22.4 million, or $0.48 per diluted share, for the same period last year. When adjusted to exclude the bargain purchase gain and impairment charges discussed above, diluted earnings per share for the fourth quarters ended December 31, 2015 and 2014, were $1.11 and $1.08, respectively.

For the year ended December 31, 2015, consolidated revenues were $5,214.3 million, up 16.3% from $4,483.1 million for the prior year. Adjusted EBITDA for the year ended December 31, 2015, increased 11.3% to $705.7 million compared with $634.2 million for the prior year. Adjusted EBITDA for the year ended December 31, 2015, excludes a bargain purchase gain of $4.0 million, or $0.05 per diluted share, and impairment charges of $13.8 million, or $0.19 per diluted share. Adjusted EBITDA for the year ended December 31, 2014, excludes impairment charges of $57.7 million, or $0.76 per diluted share. Net income attributable to LifePoint Health, Inc. stockholders for the year ended December 31, 2015, increased 44.3% to $181.9 million, or $3.95 per diluted share, compared with $126.1 million, or $2.69 per diluted share, for the prior year. When adjusted to exclude the bargain purchase gain and impairment charges discussed above, diluted earnings per share for the years ended December 31, 2015 and 2014, were $4.09 and $3.45, respectively.

“We are pleased with our strong results for the fourth quarter, which contributed to a record 2015 for LifePoint,” said William F. Carpenter III, chairman and chief executive officer of LifePoint Health. “Overall, 2015 was a transformative year underscored by our continued progress on acquisitions, which will add approximately $1.25 billion of revenue this year. We expect that as we bring these and other recent acquisitions up to company average margins over the coming years, they will drive significant Adjusted EBITDA growth. In addition, we are confident that our continued focus on improving safety, quality, and the patient experience have differentiated our company and are fulfilling our vision of creating places where patients choose to come for care. We look forward to continuing to execute on our strategy and drive value for shareholders in 2016 and beyond.”

The Company also issued the following guidance for 2016:

Estimated Net Revenue	$6.45 - $6.55 billion
Estimated Adjusted EBITDA	$765 - $795 million
Estimated Diluted EPS	$3.65 - $3.91
Same-Hospital Estimated Volume and Rate:
Equivalent Admissions	1.5% - 2.5%
Revenue Per Equivalent Admission	1.5% - 2.5%

Guidance for 2016 includes the estimated impact of recent acquisitions in Columbus, Georgia, Hickory, North Carolina, Sanford, North Carolina and Columbia, South Carolina along with the Company’s other 2015 acquisitions. While the Company estimates that these acquisitions will contribute approximately $60 million to Adjusted EBITDA in 2016, combined depreciation and amortization expense and interest expense allocated to these acquisitions is estimated to exceed just over $100 million. As a result, the Company estimates that these acquisitions will have an approximate $0.60 dilutive effect on its 2016 earnings per share. The Company’s 2016 guidance also reflects a 170 basis point Adjusted EBITDA margin decline as these acquired hospitals are expected to have a combined Adjusted EBITDA margin of less than 5% in 2016.

Guidance for 2016 excludes, if applicable, the estimated impact of future acquisitions, except for the aforementioned transactions, as well as the impact of items that are non-operational in nature, including items such as, but not limited to, gains or losses on early debt retirement, impairments of long-lived assets and share repurchases (if any). This guidance is also subject to certain risks, including those as set forth in the Company’s “Important Legal Information.”

The Company noted that it expects its future Adjusted EBITDA margins will benefit from the integration of its 2014, 2015 and recently completed 2016 acquisitions by 100 basis points in 2017 and by an additional 100 basis points in 2018. This solely represents the expected margin contribution improvement from these acquisitions, does not reflect the impact of numerous other factors that could affect margins and, therefore, does not constitute overall consolidated Adjusted EBITDA margin guidance.

A listen-only simulcast, as well as a 30-day replay, of LifePoint Health’s fourth quarter and year-end 2015 conference call will be available online at www.lifepointhealth.net/investor-relations today, Friday, February 12, 2016, beginning at 10:00 a.m. Eastern Time.

LifePoint Health (NASDAQ: LPNT) is a leading healthcare company dedicated to Making Communities Healthier®. Through its subsidiaries, it provides quality inpatient, outpatient and post-acute services close to home. LifePoint owns and operates community hospitals, regional health systems, physician practices, outpatient centers, and post-acute facilities in 22 states. It is the sole community healthcare provider in the majority of the non-urban communities it serves. More information about the Company can be found at www.LifePointHealth.net. All references to “our,” “LifePoint,” “LifePoint Health” or the “Company” used in this release refer to LifePoint Health, Inc. or its affiliates.

Important Legal Information. Certain statements contained in this release, including LifePoint’s guidance for the year ended December 31, 2016, and margin improvements in acquired hospitals, are based on current management expectations and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to qualify for the safe harbor protections from liability provided by the Private Securities Litigation Reform Act of 1995. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine our future results are beyond our ability to control or predict with accuracy. Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint, are not guarantees of performance and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. These forward-looking statements may also be subject to other risk factors and uncertainties, including without limitation: (i) the effects related to the enactment and implementation of healthcare reform, the possible enactment of additional federal or state healthcare reforms and possible changes in healthcare reform laws and other federal, state or local laws or regulations affecting the healthcare industry including the timing of the implementation of reform; (ii) the extent to which states support increases, decreases or changes in Medicaid programs, implement healthcare exchanges or alter the provision of healthcare to state residents through regulation or otherwise; (iii) delays in receiving payments for services provided, reductions in Medicare or Medicaid payments (including increased recoveries made by Recovery Audit Contractors (RAC) and similar governmental agents), compared to the timing of expanded coverage; (iv) reductions in reimbursements from commercial payors; (v) our ability to acquire healthcare facilities on favorable terms and the business risks, unknown or contingent liabilities and other costs associated therewith; (vi) our ability to successfully integrate acquired facilities into our ongoing operations and to achieve the anticipated financial results and synergies from such acquisitions, individually or in the aggregate; (vii) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments; (viii) the deterioration in the collectability of “bad debt” and “patient due” accounts, the number of individuals without insurance coverage (or who are underinsured) who seek care at our facilities; (ix) whether our core strategies will result in anticipated operating results, including measurable quality and satisfaction improvements; (x) whether our efforts to reduce the cost of providing healthcare while increasing the quality of care are successful; (xi) the ability to attract, recruit or employ and retain qualified physicians, nurses, medical technicians and other healthcare professionals and the increasing costs associated with doing so, including the direct and indirect costs associated with employing physicians and other healthcare professionals; (xii) the loss of certain physicians in markets where such a loss can have a disproportionate impact on our facilities in such market; (xiii) the application, interpretation and enforcement of increasingly stringent and complex laws and regulations governing our operations and healthcare generally (and changing interpretations of applicable laws and regulations), related enforcement activity and the potentially adverse impact of known and unknown government investigations, litigation and other claims that may be made against us; (xiv) any interruption of or restriction in our prompt access to licensed or owned information (and information technology systems) or failure in our ability to integrate changes to LifePoint’s existing information systems or information systems of acquired facilities; (xv) adverse events in states where a large portion of our revenues are concentrated; (xvi) liabilities resulting from potential malpractice and related legal claims brought against our facilities or the healthcare providers associated with, or employed by, such facilities or affiliated entities; (xvii) our increased dependence on third parties to provide purchasing, revenue cycle and payroll services and information technology and whether they are able to do so effectively; (xviii) the continued viability of our operations through joint venture entities, the largest of which is Duke LifePoint Healthcare, our partnership with a wholly controlled affiliate of Duke University Health Systems, Inc.; and (xix) those other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission. Therefore, our future results may differ materially from those described in this release. LifePoint undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

LIFEPOINT HEALTH, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS Dollars in millions, except per share amounts

	Three Months Ended December 31,				Year Ended December 31,
	2015		2014		2015		2014
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Revenues before provision for doubtful accounts	$1,570.7		$1,483.7		$6,014.4		$5,300.9
Provision for doubtful accounts	200.0		220.8		800.1		817.8
Revenues	1,370.7	100.0%	1,262.9	100.0%	5,214.3	100.0%	4,483.1	100.0%

Salaries and benefits	652.7	47.6	612.4	48.5	2,496.9	47.9	2,134.5	47.6
Supplies	218.4	15.9	199.0	15.8	815.0	15.6	699.0	15.6
Other operating expenses	330.9	24.2	299.9	23.7	1,246.4	24.0	1,087.3	24.3
Other income	(15.5)	(1.1)	(22.4)	(1.8)	(49.7)	(1.0)	(71.9)	(1.6)
Depreciation and amortization	71.9	5.2	59.7	4.8	279.0	5.3	250.5	5.6
Interest expense, net	29.7	2.2	29.2	2.3	114.4	2.2	123.0	2.7
Impairment charges	–	–	45.5	3.6	13.8	0.3	57.7	1.3
Other non-operating gain	(4.0)	(0.3)	–	–	(4.0)	(0.1)	–	–
	1,284.1	93.7	1,223.3	96.9	4,911.8	94.2	4,280.1	95.5

Income before income taxes	86.6	6.3	39.6	3.1	302.5	5.8	203.0	4.5
Provision for income taxes	31.2	2.3	12.9	1.0	109.5	2.1	68.1	1.5
Net income	55.4	4.0	26.7	2.1	193.0	3.7	134.9	3.0
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interests	(2.4)	(0.1)	(4.3)	(0.3)	(11.1)	(0.2)	(8.8)	(0.2)
Net income attributable to LifePoint Health, Inc.	$53.0	3.9%	$22.4	1.8	$181.9	3.5	$126.1	2.8

Earnings per share attributable to LifePoint Health, Inc. stockholders:

Basic	$1.22		$0.50		$4.14		$2.81
Diluted	$1.16		$0.48		$3.95		$2.69

LIFEPOINT HEALTH, INC. UNAUDITED EARNINGS PER SHARE CALCULATIONS In millions, except per share amounts

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income	$55.4	$26.7	$193.0	$134.9
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interests	(2.4)	(4.3)	(11.1)	(8.8)
Net income attributable to LifePoint Health, Inc.	$53.0	$22.4	$181.9	$126.1

Weighted average shares outstanding - basic	43.4	44.5	43.9	44.9
Effect of dilutive securities:
Stock options and other stock-based awards	2.2	2.0	2.2	1.8
Convertible debt instruments	–	–	–	0.2
Weighted average shares outstanding - diluted	45.6	46.5	46.1	46.9

Earnings per share attributable to LifePoint Health, Inc. stockholders:
Basic	$1.22	$0.50	$4.14	$2.81
Diluted	$1.16	$0.48	$3.95	$2.69

LIFEPOINT HEALTH, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS Dollars in millions

	Dec. 31, 2015	Dec. 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$284.0	$191.5
Accounts receivable, less allowances for doubtful accounts of $796.8 and $709.5 at December 31, 2015, and December 31, 2014, respectively	743.7
		752.6
Inventories	127.7	115.2
Prepaid expenses	50.8	45.4
Income taxes receivable	-	33.0
Other current assets	59.8	85.7
	1,266.0	1,223.4
Property and equipment:
Land	162.8	134.8
Buildings and improvements	2,272.3	2,155.9
Equipment	1,767.8	1,633.8
Construction in progress	119.4	72.9
	4,322.3	3,997.4
Accumulated depreciation	(1,840.0)	(1,619.9)
	2,482.3	2,377.5
Intangible assets, net	70.6	69.1
Other long-term assets	510.4	49.2
Goodwill	1,667.5	1,636.1
Total assets	$5,996.8	$5,355.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$164.3	$158.5
Accrued salaries	206.0	202.4
Income taxes payable	28.9	–
Other current liabilities	194.5	203.2
Current maturities of long-term debt	25.0	19.2
	618.7	583.3
Long-term debt, net	2,643.8	2,170.4
Deferred income taxes	94.4	114.7
Long-term portion of reserves for self-insurance claims	154.7	133.2
Other long-term liabilities	72.8	84.7
Total liabilities	3,584.4	3,086.3

Redeemable noncontrolling interests	103.6	87.1

Equity:
LifePoint Health, Inc. stockholders’ equity:
Preferred stock	–	–
Common stock	0.7	0.7
Capital in excess of par value	1,556.4	1,496.2
Accumulated other comprehensive loss	(2.7)	(4.4)
Retained earnings	1,655.0	1,473.1
Common stock in treasury, at cost	(945.5)	(811.0)
Total LifePoint Health, Inc. stockholders’ equity	2,263.9	2,154.6
Noncontrolling interests	44.9	27.3
Total equity	2,308.8	2,181.9
Total liabilities and equity	$5,996.8	$5,355.3

LIFEPOINT HEALTH, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS Dollars in millions

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$55.4	$26.7	$193.0	$134.9
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	7.6	6.9	30.0	27.3
Depreciation and amortization	71.9	59.7	279.0	250.5
Amortization of physician minimum revenue guarantees	2.7	3.5	12.0	14.7
Amortization of debt issuance costs, discounts and premium	1.3	1.2	5.1	14.0
Impairment charges	–	45.5	13.8	57.7
Other non-operating gain	(4.0)	–	(4.0)	–
Deferred income taxes (benefit)	(17.5)	(0.3)	(14.4)	22.8
Reserve for self-insurance claims, net of payments	2.4	6.0	17.9	11.7
Increase (decrease) in cash from operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable	3.5	2.4	38.7	(54.3)
Inventories, prepaid expenses and other current assets	(32.4)	(45.7)	19.9	(18.6)
Accounts payable, accrued salaries and other current liabilities	(30.1)	(11.5)	(24.7)	(14.4)
Income taxes payable/receivable	23.7	10.5	61.9	(35.5)
Other	0.3	(0.5)	(1.1)	1.5
Net cash provided by operating activities	84.8	104.4	627.1	412.3

Cash flows from investing activities:
Purchases of property and equipment	(121.3)	(116.4)	(274.7)	(207.1)
Acquisitions, net of cash acquired	(444.9)	(5.7)	(619.4)	(265.6)
Proceeds from sale of hospital	–	–	18.8	–
Other	(1.5)	0.5	(1.0)	(0.5)
Net cash used in investing activities	(567.7)	(121.6)	(876.3)	(473.2)

Cash flows from financing activities:
Proceeds from borrowings	500.0	–	500.0	412.0
Payments of borrowings	(5.6)	(2.8)	(16.9)	(585.4)
Repurchases of common stock	(32.5)	(50.0)	(134.5)	(222.3)
Payments of debt issuance costs	(6.9)	(0.5)	(7.2)	(7.2)
Proceeds from exercise of stock options	0.4	0.8	11.5	23.9
Other	(1.7)	(1.8)	(11.2)	(6.5)
Net cash provided by (used in) financing activities	453.7	(54.3)	341.7	(385.5)

Change in cash and cash equivalents	(29.2)	(71.5)	92.5	(446.4)
Cash and cash equivalents at beginning of period	313.2	263.0	191.5	637.9
Cash and cash equivalents at end of period	$284.0	$191.5	$284.0	$191.5

Supplemental disclosure of cash flow information:
Interest payments	$47.6	$47.9	$103.2	$112.8
Capitalized interest	$0.9	$0.4	$2.2	$1.0
Income tax payments, net	$25.0	$2.9	$62.0	$80.9

	LIFEPOINT HEALTH, INC. UNAUDITED STATISTICS

		Three Months Ended December 31,			Year Ended December 31,
		2015	2014	% Change	2015	2014	% Change
	Consolidated: (1)
	Number of hospitals	67	67	-%	67	67	-%
	Admissions	59,219	60,252	(1.7)	236,474	221,587	6.7
	Equivalent admissions (2)	157,280	153,538	2.4	617,434	550,422	12.2
	Revenues per equivalent admission	$8,715	$8,226	5.9	$8,445	$8,145	3.7
	Medicare case mix index	1.47	1.38	6.5	1.43	1.38	3.6
	Average length of stay (days)	4.9	4.9	-	4.9	4.9	-
	Inpatient surgeries	16,635	16,012	3.9	65,432	59,231	10.5
	Outpatient surgeries	63,013	59,775	5.4	243,820	214,130	13.9
	Total surgeries	79,648	75,787	5.1	309,252	273,361	13.1
	Emergency room visits	371,508	378,643	(1.9)	1,477,113	1,363,459	8.3
	Outpatient factor (2)	2.65	2.55	4.0	2.61	2.48	5.2

	Same-hospital: (3)
	Number of hospitals	63	63	-%	55	55	-%
	Admissions	55,363	57,802	(4.2)	184,191	190,859	(3.5)
	Equivalent admissions (2)	146,490	148,089	(1.1)	479,265	473,330	1.3
	Revenues per equivalent admission	$8,803	$8,323	5.8	$8,515	$8,286	2.8
	Medicare case mix index	1.47	1.39	5.8	1.43	1.39	2.9
	Average length of stay (days)	5.0	5.0	-	4.9	4.8	2.1
	Inpatient surgeries	15,379	15,529	(1.0)	49,351	51,348	(3.9)
	Outpatient surgeries	58,199	58,169	0.1	192,480	189,310	1.7
	Total surgeries	73,578	73,698	(0.2)	241,831	240,658	0.5
	Emergency room visits	353,084	359,436	(1.8)	1,208,488	1,171,697	3.1
	Outpatient factor (2)	2.65	2.56	3.3	2.60	2.48	4.9

(1)

Consolidated information includes the results of our health support center, our same-hospital operations and the results of our recent acquisitions. Additionally, consolidated information includes the results of our hospitals that have previously been disposed.

(2)

Management and investors use equivalent admissions as a general measure of combined inpatient and outpatient volume. We compute equivalent admissions by multiplying admissions (inpatient volumes) by the outpatient factor (the sum of gross inpatient revenue and gross outpatient revenue and then dividing the resulting amount by gross inpatient revenue). The equivalent admissions computation “equates” outpatient revenue to the volume measure (admissions) used to measure inpatient volume resulting in a general measure of combined inpatient and outpatient volume.

(3)

Same-hospital information includes the results of our health support center and the same 63 hospitals operated during the three months ended December 31, 2015 and 2014, and the same 55 hospitals operated during the years ended December 31, 2015 and 2014. Same-hospital information excludes our hospitals that have previously been disposed.

LIFEPOINT HEALTH, INC.
UNAUDITED SUPPLEMENTAL INFORMATION
Dollars in millions

Adjusted EBITDA is defined by the Company as earnings before depreciation and amortization; interest expense, net; impairment charges; other non-operating gain; provision for income taxes; and net income attributable to noncontrolling interests and redeemable noncontrolling interests. LifePoint’s management and Board of Directors use Adjusted EBITDA to evaluate the Company’s operating performance and as a measure of performance for incentive compensation purposes. LifePoint’s credit facilities use Adjusted EBITDA, subject to further permitted adjustments, for certain financial covenants. The Company believes Adjusted EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. In addition, multiples of current or projected Adjusted EBITDA are used to estimate current or prospective enterprise value. Adjusted EBITDA should not be considered as a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the condensed consolidated financial statements as an indicator of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31,				Year Ended December 31,
	2015		2014		2015		2014
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Revenues before provision for doubtful accounts	$1,570.7		$1,483.7		$6,014.4		$5,300.9
Provision for doubtful accounts	200.0		220.8		800.1		817.8
Revenues	1,370.7	100.0%	1,262.9	100.0%	5,214.3	100.0%	4,483.1	100.0%

Salaries and benefits	652.7	47.6	612.4	48.5	2,496.9	47.9	2,134.5	47.6
Supplies	218.4	15.9	199.0	15.8	815.0	15.6	699.0	15.6
Other operating expenses	330.9	24.2	299.9	23.7	1,246.4	24.0	1,087.3	24.3
Other income	(15.5)	(1.1)	(22.4)	(1.8)	(49.7)	(1.0)	(71.9)	(1.6)
	1,186.5	86.6	1,088.9	86.2	4,508.6	86.5	3,848.9	85.9
Adjusted EBITDA	$184.2	13.4%	$174.0	13.8%	705.7	13.5%	$634.2	14.1%

The following table reconciles Adjusted EBITDA as presented above to net income attributable to LifePoint Health, Inc. as reflected in the unaudited condensed consolidated statements of operations:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Adjusted EBITDA	$184.2	$174.0	$705.7	$634.2
Less: Depreciation and amortization	71.9	59.7	279.0	250.5
Interest expense, net	29.7	29.2	114.4	123.0
Impairment charges	-	45.5	13.8	57.7
Other non-operating gain	(4.0)	-	(4.0)	-
Provision for income taxes	31.2	12.9	109.5	68.1
Net income attributable to noncontrolling interests and redeemable noncontrolling interests	2.4	4.3	11.1	8.8
Net income attributable to LifePoint Health, Inc.	$53.0	$22.4	$181.9	$126.1

LIFEPOINT HEALTH, INC. UNAUDITED SUPPLEMENTAL INFORMATION (Continued) Dollars in millions, except Diluted EPS amounts

The following table reconciles Estimated Adjusted EBITDA as presented for the Company’s 2016 guidance:

	Low End	High End
Estimated Adjusted EBITDA	$765.0	$795.0
Less: Depreciation and amortization	330.0	340.0
Interest expense, net	150.5	150.5
Provision for income taxes	103.8	111.3
Net income attributable to noncontrolling interests and redeemable noncontrolling interests	11.3	11.7
Net income from continuing operations attributable to LifePoint Health, Inc.	$169.4	$181.5

CONTACT:
LifePoint Health, Inc.
Leif Murphy, 615-920-7664
Executive Vice President and
Chief Financial Officer